AMENDMENT

to

Master Transfer Agency and Service Agreement (the “Agreement”)

between

State Street Bank and Trust Company (the “Transfer Agent”),

Calvert Investment Services, Inc. (“CIS”), (formerly named Calvert Shareholder Services, Inc.),

Calvert Investment Distributors, Inc. (“CID”), (formerly named Calvert Distributors, Inc.)

and

Calvert Social Investment Fund,

Calvert Social Index Series, Inc.,

Calvert Impact Fund, Inc.,

The Calvert Fund,

Calvert World Values Fund, Inc.,

Calvert Cash Reserves,

Calvert Tax-Free Reserves,

Calvert Municipal Fund, Inc.

First Variable Rate Fund for Government Income, and

Calvert Variable Series, Inc. (“CVS”),

Calvert SAGE Fund, and

Calvert Variable Products Inc. (“CVP”), (formerly named Summit Mutual Funds, Inc.)

(the “Funds”)

This Amendment is entered into on September 12, 2012 and made effective as of May 1, 2011, except as otherwise expressly provided herein with respect to Schedule 1.2(h).  In accordance with Section 15.1 (Amendment) of the Agreement between the Funds, CIS, CID and the Transfer Agent dated April 3, 2007 and effective as of May 1, 2006, as amended (the “Agreement”), the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.      Parties.

(a)        Calvert Municipal Fund, Inc. and CID are removed as parties to the Agreement and all references to such Fund or to CID, Calvert Distributors, Inc. or “CDI” are deleted throughout the Agreement.

(b)        The references to CVS in the seventh and eighth “Whereas” clauses and thereafter in the Agreement beginning with Section 1.1 and through Schedule 2.4 (Fund Participation Procedures) are amended to refer also to CVP, as applicable.

(c)        All references throughout the Agreement to Calvert Shareholder Services, Inc., which was renamed Calvert Investment Services, Inc. effective April 30, 2011, mean the renamed entity, and references in the Agreement to “CSSI” are replaced by “CIS”.

2.       MMDA Program.  The tenth and thirteenth “Whereas” clauses are deleted and all references throughout the Agreement to “CDI’s money market deposit account program,” “Calvert Insured Plus” and the “MMDA Program” are deleted.

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3.      Section 1.2 (Additional Services).  Section 1.2 of the Agreement is amended by revising the second sentence to end after the phrase “pertaining to such Fund” and deleting the remainder of the sentence relating to MMDA.   Section 1.2 is further amended as follows:

(a)        By deleting Section 1.2(e) (Money Market Deposit Account Services) in its entirety and replacing it with “(e) Intentionally Omitted.”

(b)        By deleting the second sentence of Section 1.2(h) (Anti-Money Laundering (“AML”) Delegation) and removing all references to “CDI’s AML Program,” and “MMDA Program accounts,” in subsections 1.2(h) and 1.2(i).

(c)        By adding the following new subsection 1.2(j):

“(j) Tax-related support.  The parties agree that to the extent that the Transfer Agent provides any services under this Agreement related to the Internal Revenue Code of 1986, as amended (“Code”) or any other tax law, including without limitation, withholding, as required by federal law, taxes on Shareholder accounts, preparing, filing and mailing information tax reporting on U.S. Treasury Department Forms 1099, 1042, and 1042S, and performing any required backup withholding, the Transfer Agent will not make any judgments or exercise any discretion, and the Fund or CIS will provide instructions to, and respond to requests for direction from, the Transfer Agent.”

4.      Section 1.3 (Custodian Accounts).  Section 1.3 of the Agreement is amended by adding the words “the Funds’ distributor” in place of “CDI” in the first paragraph, and by replacing the phrase “CDI-sponsored retirement plans and accounts for which Acacia Federal Savings Bank serves as custodian” in subparagraph 1.3(b) with “retirement plans and accounts sponsored by the Funds’ distributor and for which Acacia Federal Savings Bank serves as custodian”. In addition, the phrase “CDI-sponsored retirement plans for which Acacia Federal Savings Bank serves as custodian” in the ninth “Whereas” clause is replaced with “retirement plans sponsored by the Funds’ distributor and for which Acacia Federal Savings Bank serves as custodian”.

5.      Section 3.1 (Fee Schedule).  The first sentence of Section 3.1 is amended to delete the phrase “and CDI agrees to pay the Transfer Agent an annual maintenance fee for each MMDA Program account.”

6.      Section 5 (Representations and Warranties of the Funds and CIS).  Section 5 is amended by deleting Section 5.11 regarding CDI and the lead-in statement to that subsection.

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7.      Section 7 (Data Access and Proprietary Information).  Section 7.1 is amended by replacing the first sentence with the following:

“Each Fund and CIS acknowledge that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund and CIS by the Transfer Agent as part of the Fund's or CIS’ ability to access certain Fund-related data, as further defined in Section 10.2 below ("Customer Data") maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Transfer Agent or other third party.”

8.      Section 8 (Indemnification).   Section 8.1(e) is amended by revising the sentence to delete the phrase “checks made payable to Calvert Insured Plus under the MMDA Program; and interest checks sent to depositors under the MMDA Program.”

9.      Section 10 (Confidentiality).   Section 10 is amended as follows:

(a)        By adding the following wording to the end of the first sentence of Section 10.1: “including Customer Data (as further defined below)”

(b)        By renumbering Section 10.2 as “Section 10.3” and inserting new Section 10.2 as set forth below:

“10.2    For purposes of this Agreement, “Customer Data” as referred to in Section 7.1 above and elsewhere in this Agreement, means all the customer identifying data however collected or received, including without limitation, through “cookies” or non-electronic means pertaining to or identifiable to the Funds’ shareholders, prospective shareholders and plan administrators, including without limitation, (i) name, address, email address, passwords, account numbers, personal financial information, personal preferences, demographic data, marketing data, data about securities transactions, credit data or any other identification data; (ii) any information that reflects the use of or interactions with an account service provided by the Funds to their shareholders including the Funds’ web site; or (iii) any data otherwise submitted in the process of registering for an account service.  For the avoidance of doubt, Customer Data shall include all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138) (“GLB Act”) and “personal information” as defined under the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et seq.,  (“Mass. Privacy Act”).  This Agreement shall not be construed as granting the Transfer Agent any ownership rights in the Customer Data.  The Transfer Agent will use the Customer Data only in compliance with the provisions of this Agreement, its privacy policy, and federal and state privacy laws, including the GLB Act and the Mass. Privacy Act, to the extent applicable to its transfer agency business.”

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10.  Section 12 (Termination of Agreement).  Section 12 of the Agreement is amended as follows:

(a)  By deleting Section 12.1 and replacing it with new Section 12.1 as set forth below:

“12.1 Term. Unless terminated pursuant to the provisions of this Section 12, the initial term of this Agreement (the “Initial Term”) shall be May 1, 2011 through April 30, 2016 and this Agreement will thereafter renew automatically from year to year (each such year-to-year renewal term a “Renewal Term.”)”

(b)  By revising the first sentence of Section 12.3 (Termination for Cause) to add the following language at the end of that sentence:  “or such longer period as the parties may agree is necessary for such cure.”

(c)  By numbering the first paragraph of Section 12.5 (Expenses Upon Termination) as subparagraph 12.5(a) and by adding the following new subparagraphs (b) and (c) to the end of Section 12.5:

“(b) In addition to the deconversion costs discussed in the foregoing paragraph, in the event of a termination or non-renewal of this Agreement, the Funds or CIS will promptly pay the Transfer Agent all fees and charges for the services provided under this Agreement which have been accrued and remain unpaid as of the date of such notice of termination or non-renewal and which thereafter accrue for the period through and including the date of the Funds’ deconversion.  Such amounts shall be paid to the Transfer Agent by the Funds or CIS on the business day immediately prior to the Funds’ deconversion.”

“(c) If the Funds request any post-deconversion support services from the Transfer Agent, the parties shall agree in writing upon the terms that shall apply with respect to such services including the reasonable charges for, and the duration of, such services.  Charges for post deconversion support services shall be invoiced as incurred and paid promptly by the Funds or CIS upon receipt of such invoices.”

11.  Section 15.12 (Notices).  Section 15.12 of the Agreement is amended to delete subparagraph (d) relating to CDI and to replace subparagraph (a) with the following:

(a) If to the Transfer Agent, to:

State Street Bank and Trust Company

c/o Boston Financial Data Services, Inc.

2000 Crown Colony Drive

Quincy, Massachusetts 02169-0953

Attention: Legal Department

Telephone: (617) 483-5000

Facsimile: (617) 483-7091

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12.  Schedule A (Portfolios).  Schedule A to the Agreement is replaced by revised Schedule A dated May 1, 2011, attached hereto.

13.  Schedule 1.2(h) (AML Delegation).  Schedule 1.2(h) to the Agreement is replaced by revised Schedule 1.2(h) dated and effective September 12, 2012, attached hereto.

14.  Schedule 3.1. (Fees and Expenses)  Schedule 3.1 to the Agreement is replaced by revised Schedule 3.1 dated May 1, 2011 through April 30, 2016, attached hereto.

15.  Recitals Incorporated; Definitions.  The foregoing recitals are true and correct and by this reference are incorporated herein.  All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

16.  Schedules Incorporated.  All schedules referenced in this Amendment are incorporated herein.

17.  Continuing Provisions of the Agreement.  Except as otherwise specifically set forth in this Amendment, all other terms of the Agreement shall remain unchanged and continue in full force and effect.

18.  Counterpart Signatures.  This Amendment may be executed in any number of counterpart signatures with the same effect as if the parties had all signed the same document. All counterpart signatures shall be construed together and shall constitute one agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

CALVERT SOCIAL INVESTMENT FUND

CALVERT SOCIAL INDEX SERIES, INC.

CALVERT IMPACT FUND, INC.

THE CALVERT FUND

CALVERT WORLD VALUES FUND, INC.

CALVERT CASH RESERVES

CALVERT TAX-FREE RESERVES

FIRST VARIABLE RATE FUND FOR GOVERNMENT INCOME

CALVERT VARIABLE SERIES, INC.

CALVERT SAGE FUND

CALVERT VARIABLE PRODUCTS, INC.

By: /s/ Andrew K. Niebler

Name: Andrew K. Niebler

Title: Asst. Vice President & Asst. Secretary

CALVERT INVESTMENT SERVICES, INC.
By: /s/ William M. Tartikoff

Name: William M. Tartikoff

Title: Senior Vice President

STATE STREET BANK AND TRUST COMPANY

By: /s/ Michael Rogers

Name: Michael Rogers

Title: Executive Vice President

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SCHEDULE A

PORTFOLIOS

Dated: May 1, 2011

CALVERT SOCIAL INVESTMENT FUND

Calvert Money Market Portfolio

Calvert Balanced Portfolio

Calvert Bond Portfolio

Calvert Equity Portfolio

Calvert Enhanced Equity Portfolio

Calvert Conservative Allocation Fund

Calvert Moderate Allocation Fund

Calvert Aggressive Allocation Fund

CALVERT SOCIAL INDEX SERIES, INC.

Calvert Social Index Fund

CALVERT IMPACT FUND, INC.

Calvert Large Cap Growth Fund

Calvert Small Cap Fund

Calvert Global Alternative Energy Fund

Calvert Global Water Fund

THE CALVERT FUND

Calvert Income Fund

Calvert Short Duration Income Fund

Calvert Long-Term Income Fund

Calvert Ultra-Short Income Fund

Calvert Government Fund

Calvert High Yield Bond Fund

CALVERT WORLD VALUES FUND, INC.

Calvert Capital Accumulation Fund

Calvert International Equity Fund

Calvert International Opportunities Fund

CALVERT CASH RESERVES

Institutional Prime Fund

CALVERT TAX-FREE RESERVES

Calvert Tax-Free Reserves Money Market Portfolio

Calvert Tax-Free Bond Fund

FIRST VARIABLE RATE FUND FOR GOVERNMENT INCOME

Calvert First Government Money Market Fund

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SCHEDULE A

(continued)

PORTFOLIOS

Dated: May 1, 2011

CALVERT VARIABLE SERIES, INC.

Calvert VP SRI Mid Cap Growth Portfolio

Calvert VP SRI Balanced Portfolio

Calvert VP SRI Equity Portfolio

Calvert VP Income Portfolio

Calvert VP Small Cap Growth Portfolio

Calvert VP Money Market Portfolio

Calvert VP SRI Strategic Portfolio

CALVERT SAGE FUND

Calvert Large Cap Value Fund

CALVERT VARIABLE PRODUCTS, INC.

Calvert VP SRI Large Cap Value Portfolio

Calvert VP Natural Resources Portfolio

Calvert VP Inflation Protected Plus Portfolio

Calvert VP S&P 500 Index Portfolio

Calvert VP S&P MidCap 400 Index Portfolio

Calvert VP Russell 2000 Small Cap Index Portfolio

Calvert VP EAFE International Index Portfolio

Calvert VP NASDAQ 100 Index Portfolio

Calvert VP Barclays Capital Aggregate Bond Index Portfolio

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SCHEDULE 1.2(h)

AML DELEGATION

Dated:  September 12, 2012

1.                  Delegation.

1.1        In order to assist the Funds with each Fund’s AML responsibilities under applicable AML laws, the Transfer Agent, through its affiliate, BFDS, offers certain risk-based AML Procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Funds.   Each Fund has had an opportunity to review with the Transfer Agent the AML Procedures set forth in Section 4 below (the “AML Procedures”) and desires to implement the AML Procedures as part of the Fund’s overall AML program.

1.2        Accordingly, pursuant to Section 1.2(h) of this Agreement and subject to the terms and conditions set forth in this Agreement, each Fund hereby instructs and directs the Transfer Agent, through its affiliate, BFDS, to implement the AML Procedures as set forth in Section 4 below on the Fund’s behalf and delegates to the Transfer Agent the day-to-day operation of the AML Procedures.  The AML Procedures set forth in Section 4 may be amended, from time to time, by mutual agreement of the Fund and the Transfer Agent upon the execution by such parties of a revised Schedule 1.2(h) bearing a later date than the date hereof.

1.3    The Transfer Agent agrees to perform such AML Procedures, with respect to the ownership of Shares in each Fund for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

2.         Consent to Examination.  In connection with the performance by the Transfer Agent of the AML Procedures, the Transfer Agent understands and acknowledges that the Fund remains responsible for assuring compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) and that the records the Transfer Agent maintains for the Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance.  The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review.  For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

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SCHEDULE 1.2(h)

AML DELEGATION

Dated:  September 12, 2012

(continued)

3.         Limitation on Delegation.  The Fund acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only the AML Procedures, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Fund with the USA PATRIOT Act or for any other matters that have not been delegated hereunder.  Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the AML Procedures with respect to the ownership of, and transactions in, Shares in the Fund for which the Transfer Agent maintains the applicable Shareholder information.

4.                  AML Procedures1

4.1  Consistent with the services provided by the Transfer Agent and with respect to the ownership of Shares in the Fund for which the Transfer Agent maintains the applicable Shareholder information, the Transfer Agent shall:

(a)  On a daily basis, submit all new customer account registrations and registration changes against the Office of Foreign Assets Control (“OFAC”) database, the Politically Exposed Persons (“PEP”) database,  and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(b)  Submit all account registrations through the OFAC database, the PEP database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(c)  On a daily basis, submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database;

(d)  Review certain types of redemption transactions that occur within thirty (30) days of an account establishment, registration change, or banking information change (e.g. redemption by wire within 30 days of banking information change; rapid depletion of account balance after establishment; and redemption by check within 30 days of address change);

1   The accounts, transactions, items and activity reviewed in each case are subject to certain standard exclusions as set forth in written procedures of the Transfer Agent, which have been made available to the Fund and which may be modified from time to time.

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SCHEDULE 1.2(h)

AML DELEGATION

Dated:  September 12, 2012

(continued)

(e)  Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent;

(f)     Review accounts with small balances followed by large purchases;

(g)  Review accounts with frequent activity within a specified date range followed by a large redemption;

(h)  Review purchase and redemption activity by check that meets or exceeds the $100,000 threshold on any given day;

(i)   Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR; provide the Fund with a copy of the SAR within a reasonable time after filing; and notify the Fund if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing;

(j)   Compare account information to any FinCEN request received by the Fund and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a).  Provide the Fund with the necessary information for it to respond to such request within required time frame;

(k)  Take reasonable steps to verify the identity of any person seeking to become a new customer of the Fund and notify the Fund in the event such person cannot be verified, (ii) Maintain records of the information used to verify the person’s identity, as required, and (iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency;

(l)   Conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 103.176(b) for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 103.175).  The Transfer Agent will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire.  If an account is determined to have a medium or above risk-ranking, the Transfer Agent will monitor the account on a monthly basis for unusual activity.  In the situation where due diligence cannot be completed with respect to an account, the Transfer Agent will contact the Fund’s AML Officer for further instruction.

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SCHEDULE 1.2(h)

AML DELEGATION

Dated:  September 12, 2012

(continued)

(m)  Upon the request by the Fund, conduct due diligence to determine if the Fund is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act (31 C.F.R. 103.193).

(n) Create and retain records required under 31 CFR 103.33 in connection with the transmittals of funds in amounts equal to or in excess of $3,000, and transmit such information on the transactions to the receiving financial institutions.

4.2  In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR or other similar report or notice to OFAC, then the Transfer Agent shall also immediately notify the Fund, unless prohibited by applicable law.

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SCHEDULE 3.1

FEES AND EXPENSES

Effective: May 1, 2011 through April 30, 2016

Annual Account Maintenance Fees:

Direct Account Service Fees                                                                 $12.00 per Account

Networked Account Service Fees                                                        $  4.00 per Account

Other Account Fees:

12b-1 Fees                                                                                          $  1.20 per Account

AML Non-Networked Accounts                                                          $    .25 per Account

AML Networked Accounts                                                                  $    .15 per Account

Closed Accounts                                                                                  $  2.40 per Closed Account

Fees are billable on a monthly basis at a rate of 1/12 of the annual fee.  The monthly fee for an open account shall be charged in the month during which an account is opened through the month such account is closed.

Cusip/Base Fees:

NSCC Processing Fee                                                                         $1,500 per cusip

Complex Base Fee                                                                               $675,000 per year

Activity-Based Fees:

New Account Set – Up                                                                        $  6.00 per item

Manual Transactions                                                                             $  3.50 per item

Listbill Transactions                                                                              $  7.50 per item

Correspondence                                                                                   $  7.00 per item

Additional Products (Billed as Incurred)

Reimbursable Expense (Billed as Incurred)

Reimbursable expenses include but are not limited to: confirmation and statement development and subsequent production and postage, AML/CIP, regulatory compliance, Compliance+, excessive trade monitoring, NSCC, freight, internal postage, long distance telephone calls, records retention, customized programming/enhancements, federal wire fees, transcripts, microfilm, microfiche, disaster recovery, hardware at the Funds’ or CIS’ facility, and telecommunications/network configuration, state tax reporting and lost shareholder search and tracking.

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